Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
Contacts
INVESTORS Tom White	423 294 8996
Rob Lockerman	423 294 7498
MEDIA Jim Sabourin	423 294 6043

Unum appoints McGarry to oversee closed block of business

O’Donnell named CEO of Unum UK

CHATTANOOGA, TN (Sept. 17, 2012) – Unum Group (NYSE:UNM) today announced that Jack McGarry, who has served as CEO of Unum UK since July 2010, will return to the U.S. to manage the company’s closed block of business. Peter O’Donnell, senior vice president and chief financial officer of Unum UK, has been named to replace McGarry as president and CEO of that unit.

“These leadership changes affect two very important areas of our company,” said Thomas R. Watjen, president and CEO of Unum Group. “Our closed block now represents over 25 percent of our capital, and I’m confident that Jack’s significant financial and operational expertise will help us improve the performance of this business.”

Unum’s closed block includes individual disability policies issued prior to the mid-1990s and all of the company’s long-term care business. Unum discontinued writing individual long-term care policies in 2009 and new group long-term care policies earlier this year. As of June 30, 2012, this business segment had assets of more than $32 billion.

Peter O’Donnell, who succeeds McGarry as president and CEO of Unum UK, joined the company in June 2010 as its chief financial officer. “Peter has been a tremendous addition to our leadership team, with a proven track record of success both at Unum UK and within the financial services industry,” added Watjen. “I’m confident he will be able to help us capitalize on our unique position in the U.K. market.”

Prior to joining Unum UK, O’Donnell spent a number of years in senior finance roles at RSA plc and Aviva plc and was director, Group Finance, for Prudential plc. He has a bachelor of commerce degree from University College Dublin.

With O’Donnell’s promotion, Deputy CFO Stephen Harry becomes CFO of Unum UK.

Both O’Donnell and Harry’s appointments are subject to formal approval by the U.K. Financial Services Authority.

###

ABOUT UNUM GROUP

Unum Group (www.unum.com) is a leading provider of financial protection benefits in the United States and the United Kingdom. Unum’s portfolio includes disability, life, accident and critical illness coverage, which help protect millions of working people and their families in the event of an illness or injury. The company reported revenues of $10.3 billion in 2011, and its subsidiaries – Unum US, Colonial Life and Unum UK – provided more than $6 billion in benefits last year.